UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):            November 19, 2012

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(Address of Principal Executive Offices)

(770) 206-4200
(Registrant's telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On November 19, 2012, the Audit Committee of the board of directors of Mueller Water Products, Inc. (the “Company”), upon the recommendation of management, concluded that the Company's previously filed unaudited condensed consolidated statement of cash flows for the six months ended March 31, 2011 and nine months ended June 30, 2011 included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, respectively, should no longer be relied upon because of errors in the classification of cash flows as between those from continuing operations and those from discontinued operations. These errors had no impact on any consolidated balance sheet, consolidated statement of operations, consolidated statement of changes in stockholders' equity, debt compliance covenant or employee compensation metric for any period. These errors also had no impact on any consolidated statement of cash flows for any period other than the six months ended March 31, 2011 and the nine months ended June 30, 2011.

These errors related to the classification of deferred income taxes and retirement plans adjustments in determining cash flows from operating activities due to designating the Company's U.S. Pipe business segment as discontinued operations in the Company's consolidated financial statements during the quarter ended March 31, 2012. Cash flows from continuing operations were understated by $8.0 million and $10.0 million for the six months ended March 31, 2011 and nine months ended June 30, 2011, respectively. Cash flows from discontinued operations were overstated during these periods by these same amounts. Corrected unaudited condensed consolidated statements of cash flows for these periods are included as Exhibit 99.1. This information will also be presented in Note 22 of the notes to consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended September 30, 2012, which is expected to be filed on or before November 29, 2012.

The Audit Committee discussed these matters with Ernst & Young LLP, the Company's independent registered public accounting firm.

Item 9.01.    Exhibit
(d) Exhibits.

99.1	Condensed Consolidated Statements of Cash Flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2012	MUELLER WATER PRODUCTS, INC.

/s/ Evan L. Hart
Evan L. Hart
Senior Vice President and Chief Financial Officer